Exhibit 99.1

     Glacier Water Announces Record Revenues and Year End Results

    VISTA, Calif.--(BUSINESS WIRE)--March 23, 2004--Glacier Water Services, Inc. (AMEX:HOO) announced results for the year ended December 28, 2003.
    Brian McInerney, Chief Executive Officer of Glacier Water, said, "Glacier recorded record revenues and earnings from operations, highlighting the Company's commitment to returning to profitability. Revenues for the year increased to $72,316,000 and income from operations for the year improved by $2,704,000 to $5,526,000. For 2004, the recent acquisition of Water Island, Inc. should provide very positive momentum."
    Revenues for the quarter ended December 28, 2003 increased 6.6% to $17,547,000 as compared to the same quarter a year ago. For the year ended December 28, 2003, revenues increased to $72,316,000, representing a 1.8% increase versus last year. The revenue improvement was driven primarily by the acquisition of Water Island during the fourth quarter.
    For the quarter ended December 28, 2003, the Company's income from operations was $770,000 as compared to $357,000 for the same period a year ago. Income from operations for the year ended December 28, 2003 was $5,526,000, representing an improvement of $2,704,000 versus the same period last year. Income from operations for the prior year included $1,364,000 of integration charges associated with the purchase of the Pure Fill assets in early 2002. The 2003 improvement was driven by increased revenues, cost containment efforts and the Water Island acquisition.
    The Company's net loss applicable to common stockholders for the quarter ended December 28, 2003, was $1,029,000 or $0.53 per diluted share, compared to a loss of $981,000 or $0.34 per diluted share for the same period last year. The loss of $1,029,000 included the impact of approximately $445,000 in additional depreciation associated with a change in the estimated useful life and salvage value of vending equipment. The Company's net loss applicable to common stockholders for the year ended December 28, 2003, was $1,496,000 or $0.68 per diluted share, compared to a loss of $2,701,000 or $0.95 per diluted share for the same period last year. The 2003 improvement was driven by increased revenues and cost containment efforts, partially offset by the impact of the additional depreciation and increased interest expense associated with the reissuance of Trust Preferred Securities for common shares in an exchange offer in early 2003.
    With approximately 15,500 machines located in 39 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.
    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 29, 2002.


FINANCIAL RESULTS                        GLACIER WATER SERVICES, INC.

                     Summary Financial Information
             (Dollars in thousands, except per share data)
                              (unaudited)

                               Three Months Ended      Year Ended
                              ----------------------------------------
                                  Dec.      Dec.      Dec.      Dec.
                                   28,       29,       28,       29,
                                   2003      2002      2003      2002
                              ----------------------------------------

Revenues                        $17,547   $16,460   $72,316   $71,029

Operating costs and expenses:
  Operating expenses             10,352    10,476    44,222    44,698
  Depreciation and
   amortization                   3,730     3,125    12,612    12,368
                              ----------------------------------------
    Cost of goods sold           14,082    13,601    56,834    57,066

  Selling, general and
   administrative expenses        2,695     2,502     9,956     9,777
  Integration charges                --        --        --     1,364
                              ----------------------------------------
    Total operating costs and
     expenses                    16,777    16,103    66,790    68,207
                              ----------------------------------------

Income from operations              770       357     5,526     2,822

Other expenses:
  Interest expense                1,923     1,503     7,016     5,968
  Investment expense (income)      (124)       26       (90)       20
                              ----------------------------------------
    Total other expense           1,799     1,529     6,926     5,988
                              ----------------------------------------

Loss before income taxes         (1,029)   (1,172)   (1,400)   (3,166)

Income tax benefit                   --      (223)       --      (593)
                              ----------------------------------------

Net loss                         (1,029)     (949)   (1,400)   (2,573)

Preferred dividends                  --        32        96       128
                              ----------------------------------------

Net loss applicable to common
 stockholders                   $(1,029)    $(981)  $(1,496)  $(2,701)
                              ========================================

Basic and diluted loss per
 common share:
  Net loss applicable to
   common stockholders           $(0.53)   $(0.34)   $(0.68)   $(0.95)
                              ========================================
    Weighted average shares
     used in calculation      1,932,359 2,849,344 2,185,761 2,843,217


    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111